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Exhibit 21
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                 SUBSIDIARIES OF CASS INFORMATION SYSTEMS, INC.
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                      (f/k/a Cass Commercial Corporation1)


Name & Address                      State of Incorporation
--------------                      ----------------------

Cass Commercial Bank                Missouri
13001 Hollenberg Drive
Bridgeton, Missouri   63044


Cass Information Systems, Inc.1     Missouri
13001 Hollenberg Drive
Bridgeton, Missouri  63044



[FN]
1. As of January 9, 2001 the Company's subsidiary, Cass Information Systems, Inc. was merged into the parent company, Cass Commercial Corporation, and the parent's name was subsequently changed to Cass Information Systems, Inc.